FILED PURSUANT TO RULE 433

FILE NO. 333-172562

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

5.950% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES A

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	1,500,000 depositary shares, each representing a 1/25th interest in a share of Citigroup’s 5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A (the “Series A preferred stock”).

Ratings:	B1 (negative outlook)/BB (negative outlook)/BB (stable outlook) (Moody’s / S&P / Fitch).

Trade Date:	October 22, 2012.

Settlement Date:	October 29, 2012 (T+5 days).

Maturity:	Perpetual.

Liquidation Preference:	$25,000 per share of Series A preferred stock (equivalent to $1,000 per depositary share).

Aggregate Liquidation Preference:	$1,500,000,000.

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$1,477,500,000 (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, (i) from and including the Settlement Date to but excluding January 30, 2023 (the “fixed rate period”), at an annual rate of 5.950%, payable semiannually in arrears and on a noncumulative basis, on each January 30 and July 30, beginning July 30, 2013 (first long dividend period) and (ii) from and including January 30, 2023 (the “floating rate period”), at an annual floating rate equal to three-month USD LIBOR plus 4.068%, payable quarterly in arrears on each January 30, April 30, July 30 and October 30, beginning April 30, 2023, on a noncumulative basis. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

LIBOR Determination Date:	Second London business day prior to the first day of each dividend period during the floating rate period.

First Dividend Payment:	If declared, July 30, 2013. Long first dividend period.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period.

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series A preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after January 30, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference , plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.

Sinking Fund:	Not applicable.

Listing:	The depositary shares will not be listed on any exchange.

Voting Rights:	The holders of Series A preferred stock do not have voting rights except (i) as specifically required by Delaware law, (ii) in the case of certain dividend non-payments, (iii) with respect to the issuance of senior capital stock by Citigroup and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series A preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Inc.

FILED PURSUANT TO RULE 433

FILE NO. 333-172562

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

5.950% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES A

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Joint Lead Managers:

UBS Securities LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

     Incorporated

RBS Securities Inc.

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

Banco BTG Pactual S.A. - Cayman Branch

BNY Mellon Capital Markets, LLC

Capital One Southcoast, Inc.

ING Financial Markets LLC

KKR Capital Markets LLC

Lloyds TSB Bank plc

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Junior Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Blaylock Robert Van, LLC

CastleOak Securities, L.P.

CIBC World Markets Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Drexel Hamilton, LLC

KeyBanc Capital Markets Inc.

Lebenthal & Co., LLC

M.R. Beal & Company

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mischler Financial Group, Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

RB International Markets (USA) LLC

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

UniCredit Capital Markets LLC

FILED PURSUANT TO RULE 433

FILE NO. 333-172562

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

5.950% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES A

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Depositary Shares CUSIP/ISIN:	172967GD7 / US172967GD72

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The file number for the registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.